Exhibit 21

Description of Subsidiaries

Name	Place of incorporation and kind of legal entity	Principal activities and place of operation	Particulars of registered/paid up share capital	Effective interest held

Marvion Holdings Limited (“MHL”)	British Virgin Islands	Investment holding	50,000 ordinary shares at par value of US$1 each	100%

Marvion Private Limited (“MPL”)	Singapore	Corporate management and IT development in Singapore	1,000 ordinary shares for S$1,000	100%

Marvion Group Limited (“MGL”)	British Virgin Islands	Procurement of media and entertainment in Singapore	50,000 ordinary shares at par value of US$1 each	100%

Marvion (Hong Kong) Limited (“MHKL”)	Hong Kong	Corporate management in Hong Kong	1,000 ordinary shares for HK$1,000	100%

Marvion Studios Limited (“MSL”)	Hong Kong	Provision of financing, business development solutions & related professional services	10,000 ordinary shares for HK$10,000	100%

Marvel Multi-dimensions Limited (“MMDL”)	Hong Kong	Provision of research & development, IT and consulting services and treasury management for the Group	10,000 ordinary shares for HK$10,000	100%